Exhibit 10.30

MTS SYSTEMS CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Effective January 1, 2014
As Amended May 18, 2016
As Amended Effective July 1, 2019

Conformed Copy

ARTICLE 1
Establishment of Plan
1.1.Establishment of Plan. MTS Systems Corporation, a Minnesota corporation, (the "Company") establishes the MTS Systems Corporation Executive Change in Control Severance Plan (the "Plan"), effective as of the Effective Date. This Plan was approved by the Compensation Committee of the Board of Directors on September 30, 2103 and the Board of Directors on October 1, 2013. Capitalized terms used in the Plan shall have the meaning set forth in this Plan.
1.2.Purpose of the Plan. The purpose of this Plan is to provide uniform and consistent benefits to Participants who incur a Separation from Service with the Company and its Affiliates in connection with and following a Change in Control of the Company under conditions set forth in this Plan. This Plan is an unfunded welfare benefit plan maintained by the Company for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA and shall be administered and interpreted to give effect to such intent.
1.3.Applicability of the Plan. This Plan constitutes the complete and entire statement regarding severance pay following a Change in Control for all employees of the Company and its Affiliates who meet the Plan's eligibility requirements and, effective upon a Change in Control, supersedes any and all previous severance agreements and any other plan, policy, custom or practice providing severance benefits to Participants of this Plan, including the Company Executive Severance Plan.
1.4.Effective Date; Term of Plan. This Plan shall be effective from and after the Effective Date and shall continue in effect until amended or terminated as provided in Article 7; provided, however, that:
(a)if a Change in Control, as defined in the Plan, shall occur, this Plan shall continue in effect until the two year anniversary of the occurrence of a Change in Control, at which time this Plan will terminate as to any Separation from Service occurring after such date;
(b)if more than one Change in Control occurs prior to the second anniversary of the occurrence of a Change in Control, this Plan shall continue until the second anniversary of the last occurrence of a Change in Control; and
(c)if a Separation from Service triggering the Company's obligations to the Participant under Section 4.2 has occurred during such two-year period, the payment and provision of any benefits that vested under the Plan as a result shall continue until all benefits hereunder have been paid in full.

ARTICLE 2
Definitions
2.1."Affiliate" means an entity that would be considered with the Company a single employer under Sections 414(b) and (c) and 1563(a) of the Code, except that 50% shall be substituted for the 80% each place it appears in Sections 414(b) and (c) and 1563(a) of the Code.
2.2."Annual Compensation" means the sum of the Participant's:
(a)annual salary (before deferral of all or any portion of such salary contributed to a qualified and nonqualified deferred compensation plan and any other deductions and tax withholdings); plus
(b)the average annual Executive Variable Compensation ("EVC") paid to the Participant with respect to the full 3 fiscal years immediately preceding the Date of Termination or, if less, the actual number of full fiscal years the Participant has received an EVC payment; plus
(c)except as provided below, any other type or form of compensation paid to the Participant by the Company or any Affiliate and included in the Participant's gross income for federal tax purposes during the 12-month period ending immediately prior to the Date of Termination.
Annual Compensation shall not include: (i) any amount actually paid to the Participant as a target bonus (regardless of whether all or any portion of such Company bonus was contributed to a deferred compensation plan); (ii) compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, the vesting of restricted stock or distribution of restricted stock units; and (iii) any payments actually or constructively received from a plan or arrangement of deferred compensation between the Company and the Participant. All items included in Annual Compensation shall be those in effect on the Date of Termination and shall be calculated without giving effect to any reduction in such compensation that would constitute a breach of this Plan.
2.3."Cause" means:
(a)the willful and continued failure by the Participant (other than any such failure resulting from (i) the Participant's Disability, (ii) any such actual or anticipated failure after the issuance of a Notice of Termination by the Participant for Good Reason or (iii) the Company's active or passive obstruction of the performance of the Participant's duties and responsibilities) to perform substantially the duties and responsibilities of the Participant's position with the Company after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Chair of the Compensation Committee) of the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his/her duties or responsibilities;
(b)the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the Participant's ability to perform his or her duties or impair the business reputation of the Company; or
(c)the willful engaging by the Participant in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(d)a material violation by the Participant of the Company's policies or codes of conduct.
2.4."Change in Control" shall mean a change in control which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, including, without limitation, if:
(a)Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or
(b)During any period of two consecutive years after the Effective Date, the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors; or
(c)(i) The Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, 51% or more of the combined voting power of the resulting entity's outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction; (ii) the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company, or (iii) the Company adopts a plan of complete liquidation or winding-up of the Company. For purposes of this Section 2.4(c), "Total Market Value" shall mean the aggregate market value of the Company's or the resulting entity's outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company's or the resulting entity's other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Board determines where there is not a readily ascertainable exchange rate.
2.5."Code" means the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder.
2.6."Company" means MTS Systems Corporation, a Minnesota corporation, and any successor thereto.
2.7."Conflicting Product" means any product, process, system or service of any person or entity, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by the Company or its Affiliates.
2.8."Date of Termination" means the date specified in the Notice of Termination, which shall not be less than 10 nor more than 30 days, from the date such Notice of Termination is given and on which occurs a Separation from Service.
2.9."Disability" means the Participant has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result, has become eligible for and begun receiving income replacement benefits under the terms of the Company's long-term disability plan or policy as may be in effect from time to time.
2.10."Effective Date" means January 1, 2014.
2.11."Eligible Employee" means any person employed by the Company in the positions or classifications in pay grade E1 and above and who is not a party to a separate written agreement between the Company or an Affiliate that provides for any payment or benefit, including but not limited to severance, to the employee in connection with, and for the period following, the employee's Separation from Service. Notwithstanding the foregoing, a Participant who is an Eligible Employee but who would otherwise cease to be an Eligible Employee solely as a result of a management reorganization or change in pay grade shall remain an Eligible Employee (and shall not cease to be a Participant under Section 3.2(a)) unless, in connection with the reorganization or change in pay grade, the Committee terminates the Participant's participation as provided in Section 3.2(d).
2.12."ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance promulgated thereunder.
2.13."Good Reason" means, without the Participant's express written consent, any of the following:
(a)the assignment to the Participant of duties materially inconsistent with the Participant's authority, duties or responsibilities with respect to the Participant's position or any action by the Company that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company's ceasing to be a publicly traded entity);
(b)a material reduction in the Participant's total target compensation (including base salary, cash incentive, and equity);
(c)a material reduction in the budget over which the Participant retains authority;
(d)a change in the geographic location at which the Participant must perform services for the Company greater than 25 miles from the prior location; and
(e)any material violation of this Plan by the Company, including but not limited to, any purported termination of the Participant's employment that is not made pursuant to a Notice of Termination satisfying the requirements of this Plan.
The Participant shall be entitled to terminate employment for Good Reason only if: (i) the Participant provides written notice to the CEO (or in the case of the CEO, to the Chair of the Compensation Committee) of the existence of a condition specified in paragraphs (a) through (e) above within 90 days of the initial existence of the condition; (ii) the Company does not remedy such condition within 30 days of the date of such notice; and (iii) the Participant terminates employment within 90 days following the last day of the remedial period described above.
2.14."Incumbent Director" means those individuals who are members of the Board of Directors of the Company on the Effective Date and any individual who subsequently becomes a member of the Board of Directors (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by Section 2.4) whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the then Incumbent Directors.

2.15."Multiplier" means 200% with respect to all Participants.
2.16."Notice of Termination" means a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of the Participant's employment.
2.17."Separation from Service" means the Participant's termination of employment from the Company and its Affiliates. The Company will determine whether Participant has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii). The Company and the Participant shall take all steps necessary (including with regard to any post termination services by the Participant) to ensure that any termination constitutes a Separation from Service as defined in this Section.
ARTICLE 3
Eligibility and Participation in the Plan
3.1.Eligibility to Participate. An individual shall become a Participant on the day such individual becomes an Eligible Employee; provided, however, that any individual who is an Eligible Employee on the Effective Date of the Plan shall become a Participant on the Effective Date. Notwithstanding the forgoing, no Eligible Employee shall be eligible for benefits under Article 4 prior to a Change in Control.
3.2.Termination of Participation. An individual ceases to be a Participant on the earliest of:
(a)the date the Participant ceases to satisfy the Plan's eligibility requirements, except where such cessation results in eligibility for a Severance Payment as provided in Article 4;
(b)the date the Participant has a Separation from Service (with or without reasonable notice and whether voluntary or involuntary and including retirement) from the Company, except where such Separation from Service results in eligibility for a Severance Payment as provided in Article 4;
(c)the date that the Participant receives all of the benefits due, if any, under the Plan;
(d)the date the Plan is amended pursuant to Section 9.1 to exclude the Participant from participation; or
(e)the date the Plan is terminated pursuant to Section 9.2.

ARTICLE 4
Severance Benefits
4.1.Eligibility for Severance Payment. Subject to the conditions set forth in Section 4.3 and Article 5, and except as provided in the next sentence, the Participant shall be entitled to benefits provided in Section 4.2 if the Participant incurs a Separation from Service with the Company following a Change in Control:
(a)by the Company other than for (i) Cause, (ii) the Participant's death or (iii) the Participant's Disability; or
(b)by the Participant for Good Reason.
The Participant shall not be entitled to the benefits provided in Section 4.2 if such Separation from Service is: (i) because of the Participant's death or Disability, (ii) by the Company for Cause, (iii) by the Participant other than for Good Reason; or (iv) after the Participant has attained the age of 65.
4.2.Severance Payment. Subject to the conditions set forth in Section 4.3 and Articles 5 and 6, the Company shall pay and provide to the Participant who satisfies the requirements of Section 4.1 the following amounts and benefits:
(a)A severance payment (the "Severance Payment") equal to the Participant's Multiplier times the Participant's Annual Compensation. The Severance Payment shall be made in a single lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period extends over two calendar years, then the Severance Payment shall be made in the second calendar year. Payment may be made to the Participant's estate to the extent provided in Section 2.12.
(b)For the 18-month period after the Date of Termination (the "Benefit Continuation Period"), at its sole expense, life, disability, accident and health insurance benefits substantially similar to those that the Participant is receiving or entitled to receive immediately prior to the Notice of Termination; provided however, that if the Company's pre-tax subsidy of the premium cost would result in discrimination under the tax laws, then the Company shall pay an amount equal to 200% of such monthly premiums as additional compensation to the Participant. The Participant shall be responsible for the payment of his or her portion of the premiums for such benefits at the same relative percentage of total premiums as the Participant paid prior to the Date of Termination. Following the end of the Benefit Continuation Period, the Participant shall be eligible for continued health coverage as required by Code Section 49808 or other applicable law ("COBRA Coverage"), as if the Participant's qualifying event occurred as of the end of the Benefit Continuation Period, and the Participant shall pay the applicable COBRA premium during such period. The Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this subsection (b) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by the Participant pursuant to this subsection (b) shall be reduced to the extent comparable benefits are actually received by the Participant during the Benefit Continuation Period, and any such benefits actually received by Participant shall be reported to the Company.
(c)The Company shall cause to be maintained in effect for not less than six years from the date of a Change in Control (to the extent available) policies of directors' and officers' liability insurance of at least the same coverage as those policies maintained by the Company on the Effective Date and containing terms and conditions which are no less advantageous than those policies.
4.3.Release. The payments and benefits under Section 4.2 are conditioned upon the Participant executing and not rescinding within the time permitted under applicable law, a release of claims in a form substantially similar to that provided in Exhibit A (the "Release"). The Release will be presented to the Participant no later than 5 days after the Participant's Date of Termination.
4.4.Accrued Benefits. In addition to the benefits provided in Section 4.2, the Participant shall be entitled to the following additional benefits and payments upon the Participant's Separation from Service:
(a)the payment of the Participant's base salary as in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise payable through the Date of Termination;
(b)the right to receive all benefits payable to the Participant in accordance with the terms under the Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits; and
(c)the right to exercise and to receive all rights in which the Participant was vested on the Date of Termination, in accordance with the terms of all awards under any Company stock purchase and stock incentive plans or programs, or any successor to any such plans or programs.
4.5.No Mitigation. The Participant shall not be required to mitigate the Severance Payment by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as provided in Articles 5 and 6.
ARTICLE 5
Limitation on Severance Benefit
5.1.Limitation on Parachute Payments. In the event that the vesting, acceleration and payment of any equity awards or other compensation or benefits, together with all other payments and the value of any benefit received or to be received by the Participant under this Plan would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code, then the amounts due under Section 4.2 that the Company shall pay to the Participant shall be either (i) the full payment or (ii) such lesser amount determined by the Company in accordance with this Section 5.1 that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. In the event the amounts due under Section 4.2 are reduced, the amounts shall be reduced in the following order of priority: first, with respect to any amount that does not constitute the "deferral of compensation" under Section 409A of the Code and regulations promulgated thereunder, disregarding the acceleration in the time of payment and then disregarding the acceleration of vesting as a result of a Change in Control and second, with respect to any amount that constitutes the "deferral of compensation" under Section 409A of the Code and regulations promulgated thereunder, disregarding the acceleration in the time of payment and then disregarding the acceleration of vesting as a result of a Change in Control first with respect to Company funded amounts and then the Participant's deferrals, in each case only to the extent necessary to satisfy (ii) above. All determinations required to be made under this Section 5.1 shall be made by a nationally recognized accounting firm other than the Company's outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Participant. Notice must be given to the Accounting Firm within 15 business days after an event entitling Participant to an amount due under this Plan. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 5.1, all determinations as to present value shall use 120 percent of the applicable federal rate (determined under Section 1274(d) of the Code) compounded based on the nature of the payment, as in effect on the Date of Termination, but if not otherwise specified, compounded on a semiannual basis. The determination by the Accounting Firm shall be final and binding on the Company and the Participant.

5.2.Offset for Clawback. The Company shall offset against any Severance Payment due and owing to the Participant any incentive compensation previously paid to the Participant by the Company that the Participant is required by law or the terms of any incentive compensation plan or agreement to repay to the Company as a result of any material misstatement of the Company's financial statement or for any other reason, regardless of the Participant's culpability.
ARTICLE 6
Noncompete and Confidentiality
6.1.Noncompetition. Except as provided in Section 6.3, as a condition of receiving benefits under this Plan, the Participant will not render services, directly or indirectly, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization, wherever located, for a period of two years following the Date of Termination. If the Participant violates this Section 6.1, all benefits under this Plan shall cease immediately, other than insurance benefits, which the Participant may continue where permitted under federal and state law at the Participant's own expense.
6.2.Confidentiality. The Participant further agrees and acknowledges the Participant's existing obligation that at all times during and subsequent to his or her employment with the Company, the Participant will not divulge or appropriate to the Participant's own use or the uses of others any secret or confidential information or knowledge pertaining to the business of the Company, or any of its Affiliates, obtained during his or her employment by the Company or any of its Affiliates.
6.3.Waiver - Unfriendly Change in Control. Notwithstanding anything herein to the contrary, the restriction on competition under Section 6.1 shall not apply if the Participant's employment terminates following a Change in Control and the Change in Control was not approved by a majority of the Incumbent Directors in office immediately prior to the Change in Control (an "Unfriendly Change in Control"). Furthermore, in such event, the Company waives any other similar restriction on the Participant's subsequent employment and, subject to the limitation in Section 6.2, consents unconditionally to any employment the Participant may subsequently obtain.
ARTICLE 7
Funding
7.1.Funding of Payments. In order to assure the performance of the Company or its successor of its obligations under this Plan, the Company may deposit in a so called "rabbi" trust in separate accounts an amount equal to the maximum payment that will be due each Participant under the terms hereof; provided, however, that the Company shall deposit in trust in separate accounts the amount equal to the maximum payment due each Participant immediately upon an Unfriendly Change in Control as defined in Section 6.3. If the Company deposits funds in trust, such deposit shall be made no later than the occurrence of the Change in Control. Under such written trust instrument, the trustee shall be instructed to pay to the Participant (or the Participant's legal representative, as the case may be) the amount to which the Participant shall be entitled under the terms hereof, and the balance, if any, of the Participant's account not so paid or reserved for payment shall be repaid to the Company. The written instrument governing the trust shall be irrevocable from and after such Change in Control and shall contain such provisions protective of the Participant as are contained in similar trust agreements approved by the Internal Revenue Service in published private letter rulings (provided that the assets of the trust shall be reachable by creditors of the Company as required by such rulings). The trustee shall be a national bank selected by the Company, with trust powers and whose principal officers are located in the Minneapolis/St. Paul metropolitan area. The trustee shall invest the assets of the trust in any readily marketable securities of U.S. corporations (other than the Company, its successor, or any Affiliate of the Company or its successor). If and to the extent there are not amounts in trust sufficient to pay Participants under this Plan, the Company shall remain liable for any and all payments due to Participants.
ARTICLE 8
Administration and Claims
8.1.Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided, however, that the Committee may delegate any and all of its powers and authority to a person or committee appointed by the Committee, subject to its review, and in that case, all references in the Plan to the Compensation Committee shall instead mean such person or other committee. The Compensation Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan. All determinations of the Compensation Committee shall be final and binding on all parties, subject only to the review of the Board of Directors of the Company.
8.2.Named Fiduciary and Plan Administrator. The Company is designated as the Named Fiduciary of the Plan. The Chief Human Resources Officer of the Company is authorized to perform general administrative functions under the Plan on behalf of the Company. Personnel acting within the scope of their employment on behalf of the Company in the performance its duties on behalf of the Named Fiduciary under this Plan shall not become or be deemed to be fiduciaries in their individual capacity.
8.3.Claims Procedure and Review. A Participant may make a claim for Plan benefits within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the CEO (or in the case of the CEO, to the Chair of the Compensation Committee of the Board of Directors). The claim shall be determined by the Compensation Committee within a reasonable time (not to exceed 60 days except in unusual circumstances and after notice to the Participant of the delay) after the receipt of the written claim. Notice of the

Compensation Committee's decision shall be communicated to the Participant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Compensation Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.
8.4.Appeal. The Participant or his or her duly authorized representative may, within 60 days after receiving such written notice of review, request the Board of Directors to review the Compensation Committee's decision. The Board of Directors shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing within 60 days after receipt of request for review.
ARTICLE 9
Amendments and Termination
9.1.Amendment. The Company reserves the right, prior to a Change in Control, to amend or modify, in whole or in part, any or all of the provisions of this Plan by a written instrument approved by the Compensation Committee; provided, however, that no amendment or modification shall:
(a)be effective earlier than the first anniversary of the date the Compensation Committee takes final formal action approving such amendment; and
(b)deprive any Participant of any Severance Payment to which he or she has vested and is entitled to under the Plan prior to the effective date of the amendment. In the event of a Change in Control, no amendment shall be effective until after the second anniversary of the Change in Control. The Company shall, as soon as possible, provide each Participant in the Plan a copy of the amendment.
9.2.Termination. Continuation of the Plan is not assumed as a contractual obligation of the Company and the Company reserves the right prior to a Change in Control, by written instrument approved by the Compensation Committee, to reduce, suspend or discontinue the Plan; provided, however, that no such reduction, suspension or discontinuance shall:
(a)be effective earlier than the one year anniversary of the date the Compensation Committee takes final formal action approving the termination; and
(b)deprive any Participant of any Severance Payments to which he or she has vested and is entitled to under the Plan prior to the effective date of the action. The Company shall as soon as possible, provide each

Participant in the Plan a copy of the written instrument terminating the Plan.
This Plan shall neither impose nor confer any further rights or obligations on the Company or the Participant on the day after the end of the term of this Plan. Termination of this Plan shall not end the employment relationship between the Company and the Participant.
ARTICLE 10
Miscellaneous
10.1.Participant Rights. Nothing in this Plan shall be construed as giving a Participant the right to be retained in the employment of the Company, and a Participant shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.
10.2.Tax Withholding. The Company shall, at the time required for such payment, deduct from any payments due under this Plan and remit to the Company or the proper governmental authorities an amount sufficient to satisfy federal, state, and local tax withholding requirements. Except with respect to required tax withholdings, the Company shall not be liable for any other taxes payable with respect to the benefits provided under Section 4.2.
10.3.Remedies. In addition to any other remedies available at law or under the terms of this Plan, the Company will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Plan, in particular, Section 6.1, it being agreed that money damages alone would be an inadequate remedy for such breach. The rights and remedies of the Company under this Plan are cumulative and not alternative. If the Company brings a claim against the Participant under this Section 10.3 the non-prevailing party shall reimburse the prevailing party for its reasonable attorney's fees and costs
10.4.Notice. Notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Participant or in the case of the Company, to the CEO (or in the case of the CEO, to the Chair of the Compensation Committee of the Board of Directors), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
10.5.Anti-Alienation. Benefits conferred by this Plan shall not, to the extent permitted by law, be subject to alienation, assignment, pledge, levy, attachment, garnishment or other legal process or in any manner anticipated, encumbered, committed, withdrawn or surrendered, and neither shall the same be subject or liable in any way for debts, contracts, or agreements or other claims of creditors of such

Participants or their beneficiaries whether such claims are now contracted or which may hereafter be contracted or incurred prior to actual payment thereof.
10.6.Non-application of Section 409A of the Code. It is the intent of the Company that this Plan satisfy those requirements of Section 409A of the Code to constitute a "separation pay plan" to exempt the payments hereunder from the definition of a "nonqualified deferred compensation plan" under Section 409A of the Code, and the Plan shall be so administered and interpreted in manner consistent with, and that gives effect to, such intention. The Company shall have the authority, without the consent of the Participant to amend such provision to maintain, to maximum extent practicable, the intent that this Plan remains exempt from the requirements applicable to a "nonqualified deferred compensation plan" under Section 409A of the Code.
10.7.Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to 51% or more of the -business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle the Participant to the compensation and benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant terminated his or her employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
10.8.Binding Agreement. This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, successors, heirs, and designated beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's designated beneficiaries, or, if there is no such designated beneficiary, to the Participant's estate.
10.9.Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made to any Participant or person that is not expressly set forth in this Plan.
10.10.Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.11.Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Minnesota, except to the extent pre-empted by federal law.
MTS SYSTEMS CORPORATION

By
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